NOTICE OF
	ANNUAL MEETING
	and
	PROXY STATEMENT


	1996




































BAUSCH & LOMB
One Bausch & Lomb Place
Rochester, New York  14604

April 11, 1996





Dear Shareholder:


You are cordially invited to attend the 1996 annual meeting of shareholders to be held in Rochester, New York, on Friday, May
10, at 10:30 a.m.

In addition to discussing 1995 developments concerning the Company, shareholders will consider and act upon matters described in detail in the attached notice of meeting and proxy statement.

Regardless of your plans for attending in person, your vote is important and we would appreciate the prompt return of your signed proxy card in the enclosed envelope.

I hope you will be present at this year's meeting. If you plan to attend, please also sign and return the enclosed reservation card.

Sincerely,




[WHW Signature]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



The annual meeting of shareholders of Bausch & Lomb Incorporated will be held at the Hyatt Regency Rochester, 125 East Main
Street, Rochester, New York, on Friday, May 10, 1996, at 10:30 a.m. for the following purposes:

1. To elect three directors to the class whose term will expire in 1999 and one director to the class whose term will expire in 1997.

2. To ratify the appointment of Price Waterhouse LLP as independent accountants for 1996.

3.  To approve an Annual Retainer Stock Plan for Non-Employee
Directors, whereby one-half of the annual retainer paid to non-employee directors would be paid in Company stock.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March
25, 1996 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting.

Shareholders are requested to sign, date and return the enclosed proxy card promptly to ensure its arrival in time for the meeting. If you plan to attend the meeting, please also sign, date and return the reservation card.

The accompanying envelope will not require postage if mailed in the United States.

By Order of the Board of Directors
Stephen A. Hellrung, Secretary
April 11, 1996
Rochester, New York

PROXY STATEMENT



The enclosed proxy is solicited by authority granted by the Board of Directors of the Company on February 27, 1996. When a proxy is returned properly signed, the shares represented thereby will be voted by the proxies in accordance with the shareholder's directions. If the proxy is signed and returned without choices having been specified, the shares will be voted for the election as directors of the persons named herein, for the ratification of the appointment of Price Waterhouse LLP as independent accountants for 1996 and for approval of an Annual Retainer Stock Plan for Non-Employee Directors whereby 50% of their annual retainer will be paid in Company stock. If for any reason any of the nominees for election as directors shall become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitutes proposed by the Board of Directors of the Company.

If a shareholder is a participant in the Bausch & Lomb Savings Plus Plan or the Dahlberg Incentive Savings Plan, the proxy represents the shares held in such Plans as well as shares registered in the shareholder's name. If a proxy representing shares in the Bausch & Lomb Plan is not returned, those shares will be voted by the trustee of the Plan in accordance with the direction of the majority of shares voted by other participants in the Plan. If a proxy representing shares in the Dahlberg Plan is not returned, those shares will be voted by the trustee of the Plan in the same proportion as those shares for which proxies have been received.

A shareholder giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the Company a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy at the annual meeting of shareholders and voting in person.

Only record holders of voting Common and Class B stock at the close of business on March 25, 1996 are entitled to notice of, and to vote at, the annual meeting of shareholders. As of February 27, 1996, the Company had outstanding 56,800,556 shares of voting stock consisting of 56,031,154 shares of Common stock and 769,402 shares of Class B stock, each entitled to one vote per share at the annual meeting of shareholders.

The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is April 11, 1996.

Board of Directors

The Board of Directors of the Company met seven times in 1995.
All of the directors attended 75% or more of the aggregate number of applicable Board and committee meetings held during the year.

In 1995, Board members who were not employees of the Company received an annual retainer of $25,000, a fee of $2,000 for each Board meeting, $1,000 for each committee meeting held on the same day as a Board meeting, and $2,000 for each committee meeting held on a day other than a Board meeting day. In addition, Board members who chair committees and are not employees of the Company receive a $3,000 annual fee.

Under the 1990 Stock Incentive Plan, each year non-employee directors also receive non-qualified, fully vested options to purchase shares of Class B stock of the Company. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the market value of the Company's Common stock on the date of grant. For fiscal year 1995, each non-employee director was granted 2,231 options for Class B shares.

As part of its overall program to promote charitable giving, the Company maintains a charitable contribution program, under which charitable contributions in the amount of $250,000 are made on behalf of each director who attains five years of service with the Company, payable at the director's death. The Company maintains insurance on the lives of its directors to fund this program and requires that each organization designated by a director to receive a contribution be a bona fide, tax-exempt charitable organization.


Corporate Governance Guidelines

The Board of Directors has developed and approved Corporate
Governance Guidelines which incorporate the principles under which the Board operates. These Guidelines are reviewed annually by the Board and a discussion of them is published in the Company's 1995 Annual Report.


Committees of the Board

The Board has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, Audit Committee, Committee on Directors and Committee on
Management.

The members of the Executive Committee are Franklin E. Agnew,
William Balderston III, Jay T. Holmes, John R. Purcell and
William H. Waltrip (Chair).  This Committee met four times in
1995 and, with certain exceptions, possesses all of the authority of the full Board.

The members of the Audit Committee are Linda Johnson Rice, Alvin
W. Trivelpiece and Kenneth L. Wolfe (Chair). This Committee, comprised of independent directors, has responsibility for reviewing the scope and results of the independent accountants' annual examination of the Company's consolidated financial statements; reviewing the overall adequacy of internal controls with the Company's internal auditors; recommending to the Board of Directors the appointment of the independent accountants; and providing for direct communications between the Board of Directors and the independent accountants and internal auditors. The Committee met six times in 1995.

The members of the Committee on Directors are William Balderston III (Chair), John R. Purcell and Alvin W. Trivelpiece. This Committee, comprised of independent directors, met one time in 1995 and is responsible for making recommendations to the Board on all matters relating to directors, including compensation of directors and composition of the Board of Directors. It also considers nominees for directors, including those recommended by shareholders. The Company's By-Laws provide that shareholder submissions must include sufficient biographical information concerning the recommended individual, including age, address, employment history and board memberships, if any. Shareholder recommendations must be received at the above offices of the Company no fewer than 90 days prior to the date of the annual meeting of shareholders to be considered for nomination at such annual meeting. The By-Laws also provide that any candidate nominated must submit a signed statement to the Secretary of the Company that he or she consents to being a nominee and, if elected, intends to serve as a director. Such statement must be received by the Secretary of the Company at least 24 hours prior to the date of the annual meeting of shareholders at which the election will be conducted.

The members of the Committee on Management are Franklin E. Agnew, Bradford R. Boss and Ruth R. McMullin (Chair). William H. Waltrip resigned from this Committee upon assuming the responsibilities of Chairman and Chief Executive Officer. This Committee, comprised of independent directors, has general responsibility for recommending to the Board remuneration for the Chief Executive Officer and determining the remuneration of other officers elected by the Board; approval of payments under the Company's Executive Incentive Compensation Plan; granting options under and otherwise administering the Company's stock incentive plans; and approving and administering any other compensation plans in which officers elected by the Board are eligible to participate. The Committee also reviews and ensures that a process is in place to provide continuity and succession of officers and key employees. The Committee met five times in 1995.

In October 1995, the Board of Directors appointed a Committee of Independent Directors. This Committee was formed to review certain of the Company's management and control practices. The Committee members are William Balderston III (Chair), Franklin E. Agnew, John R. Purcell and Kenneth L. Wolfe. The Committee anticipates that it will complete its review during the first half of 1996.


Election of Directors
(Proxy Item 1)

The Board of Directors currently has 10 members and, pursuant to the Company's By-Laws, is divided into three classes, for which the terms of office will expire, respectively, on the dates of the annual meeting of shareholders in 1996, 1997 and 1998. One class is elected each year to serve for three years.

The directors whose terms expire at the 1996 annual meeting of shareholders are Jay T. Holmes, John R. Purcell, Alvin W. Trivelpiece and William H. Waltrip. Mr. Holmes does not plan to stand for re-election as a director when his term expires on May 10, 1996. In addition, Daniel E. Gill, whose term would have expired at the 1997 annual meeting, recently resigned from the Board in view of his decision to retire from the Company. In accordance with the By-Laws which require that the three classes of directors be as equal in number as possible, the Board has recommended that the vacancy created by Mr. Gill's resignation be filled by William M. Carpenter, the Company's President and Chief Operating Officer.

The Board of Directors has accordingly fixed the number of directors to be elected at the 1996 annual meeting of shareholders at four. Messrs. Purcell, Trivelpiece and Waltrip are nominated to stand for re-election to serve until the 1999 annual meeting. Mr. Carpenter is nominated to stand for election to serve until the 1997 annual meeting.

Directors are elected by a plurality of the votes cast by the holders of the Company's Common and Class B stock at a meeting at which a quorum of shares is represented. This means that those nominees receiving the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes.

The names of, and certain information with respect to, the persons nominated for election as directors, as well as those directors continuing in office, are presented below.

Nominees for Election as Directors - Term Expiring 1999


[Picture of		                   	John R. Purcell
John R. Purcell]	               	Director Since:  1976
					                            Age:  64
					                            Stock Owned: 24,139 shares
                            					(includes 14,139 options)

Principal Occupation:  Chairman and Chief Executive Officer,
Grenadier Associates, Ltd.

General Background:     Mr. Purcell has served since 1989 as
chairman and chief executive officer of Grenadier Associates, Ltd., a venture banking firm. Since 1991, he has also served as chairman of Donnelley Marketing, Inc., a data-based direct marketing company. From 1987 until 1990, he served as chairman of Mindscape, Inc., an educational and entertainment computer software company. Mr. Purcell served from 1982 until 1986 as chairman and president of SFN Companies, Inc., a communications company. Prior to that he served as executive vice president of CBS, Inc. and as vice president, finance of Gannett Co., Inc. He is a director of Omnicom Group, Inc., Repap Enterprises Inc., Donnelley Marketing, Inc. and Technology Solutions Company.

 [Picture of			                 Alvin W. Trivelpiece, Ph.D.
Alvin W. Trivelpiece]	          Director Since:  1989
					                           Age:  65
					                           Stock Owned: 15,211 shares
					                           (includes 11,211 options)

Principal Occupation: Director, Oak Ridge National Laboratory and President, Lockheed Martin Energy Research Corporation.

General Background:    Dr. Trivelpiece has served since 1989 as
director of the Oak Ridge National Laboratory, a multi-program science and energy research laboratory managed by Lockheed Martin Energy Research Corporation for the U.S. Department of Energy.
He was director of the Office of Energy Research for the U.S. Department of Energy from 1981 to 1987. From 1987 to 1989, he was the executive officer of the American Association for the Advancement of Science. He is a member of the National Academy of Engineering.


[Picture of			                    William H. Waltrip
William H. Waltrip]		             Director Since:  1985
					                             Age:  58
					                             Stock Owned: 13,607 shares
 					                            (includes 11,211 options)

Principal Occupation: Chairman and Chief Executive Officer,
Bausch & Lomb Incorporated.

General Background: Mr. Waltrip was named chairman and chief executive officer of Bausch & Lomb in January 1996. He has served as chairman of Technology Solutions Company, a systems integration company, since 1993 and from 1993 until June 1995, he was chief executive officer of that company. From 1991 to 1993 he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Recognition Equipment, Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.


Nominee for Election as Director

Term Expiring 1997

 [Picture of		                    	William M. Carpenter
William M. Carpenter]	             Age:  43
					                              Stock Owned: 34,646 shares
					                              (includes 16,668 options)

Principal Occupation:  President and Chief Operating Officer,
Bausch & Lomb Incorporated.

General Background:    Mr. Carpenter joined Bausch & Lomb in
March 1995 as executive vice president and global business manager - eyewear. He was named president and chief operating officer in December 1995. From 1991 to 1994 he held several executive positions at Reckitt & Colman, Inc., the U.S. subsidiary of Reckitt & Colman, plc, during the last year of which he served as its president and chief executive officer. From 1977 to 1991, Mr. Carpenter held several executive positions with Johnson & Johnson's health care and consumer products businesses.

Directors Continuing in Office

Term Expiring 1997


 [Picture of			                   Franklin E. Agnew
Franklin E. Agnew]		              Director Since:  1982
					                             Age:  61
					                             Stock Owned: 18,139 shares
					                             (includes 14,139 options)

Principal Occupation:  Business Consultant.

General Background:    Mr. Agnew serves as a business consultant
to private industry. From 1989 until 1990, Mr. Agnew was trustee in reorganization of Sharon Steel Corporation. From 1971 until 1986, Mr. Agnew was a director of H. J. Heinz Company, a worldwide provider of processed food products and services, and from 1973 until 1986 was a group executive with responsibility for various Heinz affiliates. Mr. Agnew is a director of John Wiley & Sons, Inc. and Prudential Insurance Company.


[Picture of			                   Ruth R. McMullin
Ruth R. McMullin]		              Director Since:  1987
					                            Age:  54
					                            Stock Owned: 16,951 shares
					                            (includes 11,069 options)

Principal Occupation:  Business Consultant.

General Background: Mrs. McMullin serves as a business consultant to private industry. She was a member of the faculty of the Yale School of Management as a Management Fellow from 1994 to June 1995. From 1992 to 1994 she was president and chief executive officer of the Harvard Business School Publishing Corporation. From 1990 to 1992, Mrs. McMullin was a consultant to private industry, and from 1991 to 1992 she was also acting chief executive officer of UNR Industries, Inc. and a member of that company's chairman's committee. From 1989 to 1990, Mrs. McMullin was president and chief executive officer of John Wiley & Sons, Inc., a publishing company. She joined that company as executive vice president and chief operating officer in 1987.
She is a director of Middlesex Mutual Assurance Company, UNR Industries, Inc. and Secure Technologies, Inc.


[Picture of			                    Linda Johnson Rice
Linda Johnson Rice]		             Director Since:  1990
					                             Age:  38
					                             Stock Owned: 13,211 shares
					                             (includes 11,211 options)

Principal Occupation:  President and Chief Operating Officer,
Johnson Publishing Company, Inc.

General Background: Mrs. Johnson Rice has served since 1987 as president and chief operating officer of Johnson Publishing Company. In addition to management of the Company, she oversees the editorial content of Ebony, Jet and Ebony Man magazines. She is also creative consultant for Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Johnson Rice is a director of Bank of America Illinois and The Dial Corp.

Directors Continuing in Office - Term Expiring 1998


[Picture of			                   William Balderston III
William Balderston III]         	Director Since: 1989
					                            Age:  68
					                            Stock Owned: 14,469 shares
					                            (includes 12,069 options)

Principal Occupation:  Retired.  Formerly Executive Vice
President, The Chase Manhattan Bank, N.A.

General Background: Mr. Balderston held various executive positions from 1966 until his retirement in 1993 with The Chase Manhattan Bank and its predecessor banks. He was elected president of Chase Lincoln First Bank in 1980, chief executive officer in 1984 and chairman in 1986. He was named executive vice president of The Chase Manhattan Bank and vice chairman of Chase Lincoln First Bank in 1991. Mr. Balderston is a director of Rochester Gas and Electric Corporation and Home Properties of New York, Inc.


[Picture of			                       Bradford R. Boss
Bradford R. Boss]		                  Director Since:  1986
					                                Age:  63
					                                Stock Owned: 17,339 shares
					                                (includes 14,139 options)

Principal Occupation:  Chairman of the Board, A. T. Cross
Company.

General Background:    Mr. Boss has served since 1979 as chairman
of the board and from 1979 to 1993 as chief executive officer of the A. T. Cross Company, a manufacturer of writing instruments. From 1971 to 1979 he served as president. Mr. Boss is a director of Fleet Financial Group, Inc.


[Picture of			                     Kenneth L. Wolfe
Kenneth L. Wolfe]		                Director Since:  1989
					                              Age: 57
					                              Stock Owned: 14,344 shares
					                              (includes 12,069 options)

Principal Occupation:  Chairman of the Board and Chief Executive
Officer, Hershey Foods Corporation.

General Background:    Mr. Wolfe has served since 1994 as
chairman and chief executive officer of Hershey Foods Corporation, a food products manufacturing firm. He joined that firm in 1968 and held various executive positions before being appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of the Hershey Trust Company and Carpenter Technology Corporation.


Security Ownership of Certain Beneficial
Owners and Management

Beneficial Owners of More than 5% of the Company's
Voting Stock

                                              					Percent of
Name and Address                              					Outstanding
of Beneficial Owners  	    Number of Shares	       Voting Stock

FMR Corp.				              5,171,448<F1>			         9.19%
82 Devonshire Street
Boston, MA 02109

J.P. Morgan & Co.,		       6,505,347<F2>			        11.3%
 Incorporated
60 Wall Street
New York, NY 10260

Scudder, Stevens and	      4,096,700<F3>			         7.2%
 Clark, Inc.
345 Park Avenue
New York, NY 10154

<F1> Shares are as of February 14, 1996 and include 48,086 shares with respect to which there is sole power to vote and 5,171,448 shares with respect to which there is sole power of disposition.

<F2> Shares are as of December 29, 1995 and include 3,748,247 shares with respect to which there is sole power to vote; 16,320 shares with respect to which there is shared power to vote; 6,386,827 shares with respect to which there is sole power of disposition; and 64,320 shares with respect to which there is shared power of disposition.

<F3> Shares are as of February 7, 1996 and include 989,500 shares with respect to which there is sole power to vote; 2,758,100 shares with respect to which there is shared power to vote; and 4,096,700 shares with respect to which there is sole power of disposition.

Security Ownership of Management

Presented below is information concerning the amount of Company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 21, and all directors and officers of the Company as a group. All numbers stated are as of February 27, 1996, and include beneficial ownership of shares of Common and Class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Except for Class B stock, which is transferable only in accordance with the terms of the Company's Stock Incentive Plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the Company's outstanding voting stock, and the shares beneficially owned by all directors and officers as a group constitute 3.4% of the Company's outstanding voting stock.


    Name of					                Amount and Nature
Beneficial Owner				            of Beneficial Ownership
Franklin E. Agnew					             18,139<F1>
William Balderston III				         14,469<F2>
Bradford R. Boss					              17,339<F1>
William M. Carpenter				           34,646<F3>
James C. Foster					               44,945<F4>
Daniel E. Gill						              632,510<F5>
Jay T. Holmes						               136,638<F6>
Alex Kumar						                   56,499<F7>
Ruth R. McMullin					              16,951<F8>
John R. Purcell					               24,139<F1>
Linda Johnson Rice					            13,211<F9>
Alvin W. Trivelpiece				           15,211<F9>
William H. Waltrip					            13,607<F9>
Kenneth L. Wolfe					              14,344<F2>

All Directors and Officers			   1,881,189
as a group (32 persons)

<F1>		Includes 14,139 shares which may be acquired within 60
days through the exercise of stock options.

<F2>		Includes 12,069 shares which may be acquired within 60
days through the exercise of stock options.

<F3>	 Includes 16,668 shares which may be acquired within 60
days through the exercise of stock options.

<F4>		Includes 24,934 shares which may be acquired within 60
days through the exercise of stock options.

<F5>		Includes 506,706 shares and 7,509 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan. Mr. Gill retired in January 1996.

<F6>		Includes 68,082 shares and 3,085 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan.

<F7>		Includes 33,260 shares and 1,685 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan.

<F8>		Includes 11,069 shares which may be acquired within 60
days through the exercise of stock options.

<F9>		Includes 11,211 shares which may be acquired within 60
days through the exercise of stock options.

The Company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of Company stock. Based on its review of such reports, the Company believes that all filing requirements were met by its directors and officers during 1995.

Executive Compensation

Report of the Committee on Management

The Committee on Management of the Board of Directors, composed of three non-employee directors of the Company, is charged with overseeing executive compensation, the organizational structure of the Company, and continuity of the organization through succession planning for senior executive positions in the Company. The Committee meets at least three times a year and reviews and approves the design of executive incentive and stock plans, reviews and approves individual awards for senior officers of the Company, reviews the planning and progress of any management changes in the organization, ensures that there is a process in place for management continuity, and reviews succession plans for all officer positions and other key employees. A key function of the Committee on Management is evaluating, and establishing performance criteria for, the Chief Executive Officer.

In 1995, the Committee implemented a new process for formally evaluating the Chief Executive Officer. Factors considered, on an unweighted basis, are strategic direction, financial/operating results, organizational leadership and internal/external relations. The process included a written performance evaluation and review with the CEO and the Committee. In view of the retirement of the CEO at year end, the process was abbreviated in 1995.

In 1995, the Committee met five times. In advance of each meeting, management reviews the agenda with the Committee Chair and, prior to the meeting, each Committee member receives a complete briefing book, which details each topic to be considered by the Committee. The Committee Chair briefs the full Board of Directors on any key actions and discussion.

Compensation Philosophy and Policy

The Executive Compensation Plan at Bausch & Lomb is designed to motivate and reward executives responsible for attaining financial and strategic objectives. The Plan is also structured to attract and retain the highest caliber executives.

The Bausch & Lomb program provides a competitive level of total compensation opportunity and offers incentive and equity ownership opportunities linked to annual and long-term Company performance and to shareholder returns.

To maintain a competitive level of compensation, the Company commissions an independent consulting firm to conduct an annual survey of executive compensation in a group of 14 companies engaged in production of prescription and over-the-counter health care products. The surveyed companies were selected based on the following criteria: (i) the similarity of their product lines to those of Bausch & Lomb; (ii) the competitive market for executive talent; and (iii) the availability of compensation data provided confidentially to a third party. Thus, while a majority of the companies included in the compensation survey are also part of the industry group presented in the Performance Graph on page 33, the groups are not identical. The annual survey compares Bausch & Lomb's total executive compensation opportunity to the compensation of matched jobs in the peer group of companies, based on the relative size of the company or the division which the executive leads. The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation. The aggregate compensation package is targeted to pay at the 66th percentile of the peer group of companies, if performance criteria are achieved (i.e., if financial performance and stock appreciation meet expectations). The relative financial performance of Bausch & Lomb and its peer group, together with the compensation survey results, are reviewed by the Committee at least annually.

After considering the survey data, business objectives, and compensation philosophy and strategy, the Committee determines targeted levels of base compensation, long- and short-term incentives, and stock options for the officers of the Company. In approving salary and incentive payments for individuals other than the CEO, the Committee also considers recommendations made by the CEO.

As to incentive and stock-based compensation, the Company seeks to comply with Section 162(m) of the Internal Revenue Code which limits deductibility of annual compensation exceeding one million dollars, unless plans providing such excess compensation enjoy shareholder approval and conform to guidelines stated in the tax regulations. Both annual and long-term incentives conforming to the tax guidelines were submitted to and approved by the Company's shareholders in 1994.

In December 1995, Daniel E. Gill announced his retirement as Chairman and Chief Executive Officer of the Company. In recognition of Mr. Gill's 17 years of service and his leadership in transforming the Company into an internationally recognized leader in the fields of healthcare and optics, as well as his undertaking to consult with the Company on certain matters and to refrain from competing with the Company's businesses, the Board approved a special retirement arrangement for Mr. Gill. The arrangement is described on page 36 of this proxy statement.


Base Pay

Base pay levels and increases for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the Company and the external competitive marketplace for comparable positions at peer companies. Base pay for officers is reviewed twice each year, and generally adjusted annually. In 1995, the Company's average officer base compensation was slightly below the targeted 66th percentile of peer group officer base pay.

Mr. Gill's base pay was set at $1,000,000 in December of 1993 for 1994. His pay was not increased for 1995. In making a base pay determination, the Board considers the targeted percentile for aggregate compensation, the chief executive officer compensation (on a size-adjusted basis) and compensation forecasts for the surveyed companies, as well as the financial and strategic performance of the Company in the preceding year. The Committee does not assign weights to the foregoing factors in its overall assessment. In 1995, Mr. Gill's base pay was 6% above the midpoint of his salary grade.

Upon Mr. Gill's retirement, Mr. Waltrip's base pay as CEO was set at $600,000 per year. Mr. Waltrip's pay was set after consideration of competitive pay for full-time, long-term CEOs and interim CEOs.


Annual Incentive Awards

Under the Company's Executive Incentive Compensation Program, corporate officers are eligible for annual incentive awards, based on a combination of corporate, individual and, for officers with operating unit responsibilities, operating unit performance. The bonus target for each officer is expressed as a percentage of base pay, falling within a range of 32-65%, depending upon the position, with the CEO at 65%. These incentive targets are just below the average or 50th percentile of the peer group. They are based on a review of competitive bonus targets (also assessed annually in the survey of peer companies). The minimum payout is zero, and the maximum payout is 175% of the target payment. In 1995, the Committee on Management approved an increase in the target bonuses for certain officer salary grades within the range described above.

Under the annual incentive plan, objectives are established at the beginning of each year. Minimum and maximum performance levels are also defined. An individual's objectives may include corporate, division or individual goals or some combination of these. The CEO's goals are based solely on the overall performance of the Company. Company goals include the following criteria and weightings: sales growth, 30%; earnings growth, 30%; return on equity, 30%; and improvement in aggregate customer satisfaction ratings from operating divisions, 10%. For officers managing operating units, the division goals include sales growth, earnings growth, asset management and achievement of long-term, strategic goals pertinent to that business. For officers with accountability for global business segments, a global strategy goal is included.

The Committee on Management of the Board has approved a Supplemental Management Executive Incentive Plan to enable recognition of unique contributions or individual performance not recognized in the annual financial results. None of the officers presented in the compensation table received any payment under this supplemental plan.

The Company establishes performance goals, with a significant increase or reduction in incentive payments if actual performance exceeds or fails to meet specified levels. In 1995, the Company performance fell below the standard target, but above the defined minimum. Mr. Gill received a bonus payout of $468,000. The calculated result reflected ongoing operations and did not include the one-time positive effect of the divestiture of the Company's Sports Optics Division nor the one-time expense of the provisions established for litigation, restructuring, or Mr. Gill's retirement package.

As Mr. Carpenter was hired during 1995, a standard annual incentive payment was guaranteed as a component of his hiring package; his bonus does not reflect annual financial results.

Bonuses for other officers, including those presented in the Summary Compensation Table on page 21, were based on financial results of ongoing operations as described above.


Long-Term Incentive Awards

The package of long-term incentives offered to officers in 1995 included stock options and a long-term performance stock grant. Consistent with the overall compensation philosophy, the package of long-term incentives is targeted at the 66th percentile of peer company long-term incentive awards.

Stock option awards are determined by reviewing peer group data, from which competitive multiples of pay are set for each salary grade. The percentage is multiplied by the salary midpoint and then divided by the stock price to set the number of options. The Committee may then vary the award based on factors which may include Company or individual performance.

Senior officers were designated to participate in the Company's current Long-Term Performance Stock Plan I. For the Chief Executive Officer, Chief Administrative Officer and Chief Financial Officer, three-year goals of cumulative sales growth and return on equity were set annually by the Committee on Management. The performance matrix is relatively more sensitive to each percent of return on equity improvement than to each percent of sales growth. The targets were based on Bausch & Lomb's long-term strategic plans and historic analysis of Bausch & Lomb and its peer companies' performance.

For the cycle starting in 1993, for officers who head major business units, three-year goals were based solely on key strategic financial measures for that operating unit such as sales and earnings growth, product development and manufacturing costs. The Company also set targets for officers in staff positions relevant to their functions; those officers are also rated on overall corporate performance with respect to return on equity and sales growth.

The target award for each officer was based on the scope and complexity of the position and competitive compensation data. At the beginning of each three-year cycle, the executive was credited with stock-related performance units valued at one-half the target award for that cycle. During the cycle, the only payments actually received were "dividend equivalents" on the performance units equal to the dividends paid to shareholders on an equivalent number of shares of Common stock. For the cycle beginning in 1993, the cash payout may range from 0-200%, and the performance unit payout may range from 50-200% of the targeted award.

The Company's sales growth and return on equity over the three-year cycle from 1993 through 1995 did not meet the established goals, resulting in a minimum payout of 50% of the stock portion for Mr. Holmes. Four staff officers received payouts based on individual performance. Two officers with division goals received a payout under the long-term plan.

The Long-Term Performance Stock cycle which commenced in 1994 was terminated.

In lieu of the former long-term performance cycles, in 1995 officers were awarded long-term performance stock grants, based on targeted, competitive levels of compensation. The grants were targeted to vest one-third each year if the Company achieved stock price hurdles of $40, $45 and $50 for 20 of 30 consecutive trading days on the New York Stock Exchange, before successive December 15ths. The first price hurdle was achieved during 1995 and participants, including those shown in the Summary Compensation Table, vested in one-third of the grant on December 15, 1995.


Supplemental Executive Retirement Plan

An additional key element of total compensation for Messrs. Gill and Holmes is the Supplemental Executive Retirement Plan ("SERP") I and the associated tax payments made with respect to Plan contributions on behalf of the participants. In 1985, the Company put this Plan in place for Messrs. Gill and Holmes, funded by life insurance to minimize the cost to the Company. This Plan was designed to provide a competitive retirement benefit (60% replacement ratio) for senior officers who forfeited accrued retirement benefits by coming to Bausch & Lomb in mid-career. As this benefit has neither the tax advantages nor the security of a tax-qualified government insured plan, it is currently expensed and funded in secular trusts. Contributions to the trusts are taxable income to the participants, and the income presented in this proxy statement for Messrs. Gill and Holmes includes payments to offset the income tax liability. Mr. Kumar participates in SERP III and Mr. Carpenter is eligible to participate in SERP III, described on page 34. Mr. Foster participates in a separate Supplemental Executive Retirement Plan established by the Company's Charles River Laboratories, Inc. subsidiary, described on page 35. Contributions made under SERP III and Charles River SERP Plans do not result in taxable income to the participants.


Awards Under The Stock Incentive Plan

Under the Company's 1990 Stock Incentive Plan, which was approved by the shareholders, officers of the Company are eligible to receive awards of stock options and stock grants, as approved by the Committee. Guidelines for stock options and stock grants are based on competitive survey data (as described above) in combination with an internal assessment of the scope and complexity of the executive's position. For each officer position, a target stock award is defined as a multiple of pay (the target amount for options is below the targeted percentile for aggregate compensation). That dollar amount is then divided by the current stock price to determine the number of shares.
The Committee reviews the competitiveness of the target awards annually. In 1995, option award targets were increased for certain officer grades, but not for the CEO. Each officer's performance is reviewed to determine if a target, maximum, minimum or no stock option award will be made. In

1995, the Committee awarded options within this framework. The 1995 options will vest over three years. Mr. Carpenter was granted 50,000 options upon hiring and 50,001 options upon being named President and Chief Operating Officer of the corporation. Mr. Waltrip was granted 100,000 options upon assuming the responsibilities of Chairman and Chief Executive Officer. Mr. Waltrip's options will vest in full on the date a new Chairman and Chief Executive Officer is named to succeed him.

All stock options granted to date are priced at the fair market value of the underlying stock as of the date of the grant. In 1995, Mr. Gill received options on 80,340 shares of the Company's stock with an exercise price of $41.500 per share (i.e., the fair market value of the Company's stock on the date of grant).

Stock grants may be awarded periodically to officers of the Company. As part of his hiring agreement, Mr. Carpenter was awarded 10,000 shares of stock to vest in thirds on the anniversary date of his employment.


Conclusion

Each element of the officer compensation package is reviewed by the Committee on Management to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting strong financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program serve the best interests of the shareholders.


                               	Committee on Management

                               	Ruth R. McMullin, Chair
	                               Franklin E. Agnew
	                               Bradford R. Boss

Compensation Tables

The individuals named in the following tables include the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 30, 1995, and the Company's former Chief Executive Officer, who retired from the Company in December 1995.


Summary Compensation Table

ANNUAL COMPENSATION


									                                          	Other
Name										                                      Annual
and									                                       	Compen-
Principal				             Salary		     Bonus	       sation
Position		        Year		  ($)			       ($)		        ($) <F1>
_________		       ____		  ______		     _____	       ________

W.H. Waltrip	     1995		  $   32,350	   $      0	   $ 49,000
Chairman		        1994		  $        0	   $      0	   $ 48,000
and CEO		         1993		  $        0	   $      0	   $ 47,375

D.E. Gill <F4>	   1995		  $1,000,000	   $468,000	   $636,977
Retired		         1994		  $1,000,000	   $      0	   $609,419
Chairman		        1993		  $  950,000	   $680,000	   $900,474
and CEO

W.M. Carpenter	   1995		  $  272,708	   $175,000	   $ 22,089
President and
COO

J.T. Holmes	      1995		  $  370,000	   $133,200	   $209,652
Exec. V.P. and	   1994		  $  336,000	   $      0	   $136,479
Chief		           1993		  $  320,000	   $176,000	   $218,390
Administrative
Officer

J.C. Foster	      1995		  $  252,500	   $231,188	   $ 29,747
Sr. V.P. and	     1994		  $  215,000	   $167,481	   $ 25,635
President and	    1993	  	$  215,000   	$103,953   	$ 31,643
CEO - Charles
River
Laboratories, Inc.

A. Kumar		        1995		  $  300,000	   $139,500	   $ 14,269
Sr. V.P. -	       1994		  $  259,000	   $ 43,706	   $  3,293
Int'l. Oper.	     1993	   $  238,334	   $ 62,000	   $  3,024

<F1>	The numbers reported in this column for 1995 include
$482,848 and $133,254 paid to Messrs. Gill and Holmes, respectively, to offset tax liabilities incurred under the Company's Supplemental Executive Retirement Plan I, which is described on page 34. The numbers reported in this column for Mr. Waltrip consist solely of the compensation earned as a director of the Company.


LONG TERM COMPENSATION


                             AWARDS   				             PAYOUTS
			                          ______________________    ________   _________
					                                    Securities
			                          Restricted  Underlying 			           All Other
			                          Stock	      Options/	     LTIP		     Compen-
			                          Award(s)	   SARs		        Payouts	   sation
		               Year	       ($) <F2>	   (#)		         ($)		      ($) <F3>
	               	____	       ________    _______	     	________	  __________
							                                               	(Cash and
							                                               	Stock)

W.H. Waltrip
                	1995		      $      0	     2,231	      $0		       $        0
                	1994		      $      0	     2,399	      $0		       $        0
	                1993		      $      0	     1,549	      $0		       $        0

D.E. Gill<F4>
	                1995		      $415,000	    80,340		     $477,163	  $6,485,749
                	1994		      $      0	    27,948		     $      0	  $   31,239
	                1993		      $      0	   157,944		     $378,721	  $   56,619

W.M. Carpenter
                	1995		      $356,250	   122,201		     $122,930	  $        0

J.T. Holmes
	                1995		      $ 62,250	    22,200	     	$220,519	  $   11,100
                	1994		      $      0	     5,670		     $      0	  $   11,328
	                1993		      $      0	    32,040		     $128,786	  $   16,385

J.C. Foster
                	1995		      $ 41,500	    20,988	     	$107,564	  $        0
                	1994		      $      0	     2,700		     $ 33,367	  $        0
                	1993		      $      0	    15,100		     $      0	  $        0

A. Kumar
                	1995		      $ 41,500	    17,490		     $122,930	  $    3,750
                	1994		      $      0	     3,480		     $ 56,145	  $    6,930
                	1993      		$      0	    19,560		     $      0	  $    6,546

<F2>	With the exception of those shares awarded to Mr. Carpenter, the remaining shares vested on December 15, 1995. With respect to Mr. Carpenter, the restricted stock award reported in this column vests annually in one-third increments over a three-year period. Dividends are paid to all holders of restricted stock.
At December 31, 1995 the aggregate number of shares and corresponding value of restricted stock owned by the named individuals was as follows: Mr. Gill, 10,000 shares valued at $415,000; Mr. Carpenter, 10,000 shares valued at $356,250; Mr. Holmes, 1,500 shares valued at $62,250; Mr. Foster, 1,000 shares valued at $41,500; and Mr. Kumar, 1,000 shares valued at $41,500.

<F3>	With the exception of those amounts relating to Mr. Gill,
the amounts reported in this column for 1995 consist solely of the Company's matching contributions under its 401(k) plan and 401(k) excess plan. The amount reported for Mr. Gill includes
(i) $26,400 relating to contributions under the Company's 401(k) and 401(k) excess plans; (ii) $2,588,167 in transitional payments in connection with Mr. Gill's retirement arrangement; (iii) $1,733,100 relating to accelerated vesting of 43,600 previously issued stock grants; (iv) $1,881,732 relating to amended SERP benefits accelerated to a 60% after-tax benefit based on final average compensation; and (v) $256,350 in other retirement transition benefits. The after-tax effect to the Company of Mr. Gill's retirement arrangement was approximately $4 million.

<F4>	Retired, effective January 31, 1996.




OPTION/SAR Grants in Last Fiscal Year


Individual Grants
__________________________________________________________
                		Number of	    % of
		                Securities    Total
		                Underlying    Options/SARs
		                Options/	     Granted to       Exercise
		                SARs		        Employees	       or Base
		                Granted    	  In Fiscal	       Price	      Expiration
Name		            (#)	<F2>	     Year <F3>	       ($/Sh)<F4>  Date
____		            _______	      __________       ________    __________


All
share-
holders

All
optionees	        1,181,585		   100.00%	         $40.98	     During 2005<F5>

Gain to all
optionees
as a percent
of gain to
shareholders

D.E. Gill	           80,340		     6.80%	         $41.500	    July 18, 2005

Gain to CEO
as a percent
of gain to
shareholders

W.H. Waltrip          2,231		     0.19%	         $41.9375	   July 25, 2005

Gain to CEO
as a percent
of gain to
shareholders

W.M.
 Carpenter           50,000		     4.23%	         $35.6250	   March 22, 2005
		                   22,200		     1.88%	         $41.5000	   July 18, 2005
                		   50,001		     4.23%	         $36.9375	   Dec. 12, 2005

J.T. Holmes          22,200		     1.88%	         $41.5000	   July 18, 2005

J.C. Foster          20,988   		  1.78%	         $41.5000	   July 18, 2005

A. Kumar	            17,490		     1.48%	         $41.5000  	 July 18, 2005

<F2>	All options granted to the named executives in 1995 vest
annually in one-third increments. All options granted to the named executives have attached to them limited Stock Appreciation Rights, which only become exercisable in the event of a change in control.

<F3>	Based on total number of options granted to employees equal
to 1,181,585.

<F4>	With the exception of the exercise price for "all
optionees" which is the average market value for all the options granted during 1995, the price reflected in this column is equal to the fair market value at date of grant.

<F5>	The expiration date for all optionees is the tenth
anniversary of the date on which the 1995 option was granted.


Potential Realizable Value at Assumed Annual
Rates of Stock Price Appreciation for Option Term <F1>

_____________________________________________________

				                     0%	                    			5%
              			Stock	        Dollar	      Stock	      Dollar
Name			          Price	        Gain		       Price<F6>	  Gain
____			          _____	        _____	       ________	   ______

All
share-
holders		        $41.5000	     $0		         $67.60	     $1,461,600,000<F7>

All
optionees	      	$40.98	       $0		         $66.75	     $   30,449,445

Gain to all
optionees as
a percent
of gain to
shareholders								                                    2.08%

D.E. Gill 		     $41.5000	     $0		         $67.60	     $    2,096,874

Gain to CEO
as a percent
of gain to
shareholders								                                    0.14%

W.H. Waltrip	   $41.9375	      $0		         $68.31	     $       58,837

Gain to CEO								                                     0.00%
as a percent
of gain to
shareholders

W.M. Carpenter	 $35.6250	      $0		         $58.03	     $    1,120,250
			             $41.5000	      $0		         $67.60	     $      579,420
			             $36.9375	      $0		         $60.17	     $    1,161,648

J.T. Holmes	    $41.5000	      $0		         $67.60	     $      579,420

J.C. Foster	    $41.5000	      $0		         $67.60	     $      547,787

A. Kumar		      $41.5000	      $0		         $67.60	     $      456,489

<F1>	There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which cannot be predicted with a reliable degree of accuracy.

<F6>	Fair market value of stock at end of actual option term (ten years), assuming annual compounding at the stated value.

<F7>	Total dollar gains based on assumed annual rates of
appreciation and calculated on 56,000,000 outstanding shares.


Potential Realizable Value at Assumed Annual
Rates of Stock Price Appreciation for Option Term <F1>

						                                10%
                        				Stock		           	Dollar
Name				                    Price<F6>	       		Gain
____				                    ________			        _______

All
share-
holders                  			$107.64         			$3,703,840,000<F7>

All
optionees	                		$106.29		         	$   77,169,316

Gain to all
optionees as
a percent
of gain to
shareholders							                            2.08%

D. E. Gill		                $107.64	         		$    5,313,688

Gain to CEO
as a percent
gain to
shareholders				                        			    0.14%

W. H. Waltrip		             $108.78			         $      149,126

Gain to CEO			                         				    0.00%
as a percent
gain to
shareholders

W. M. Carpenter	           $ 92.40			          $    2,838,750
				                       $107.64			          $    1,468,308
                       				$ 95.81			          $    2,943,684

J. T. Holmes		             $107.64			          $    1,468,308

J. C. Foster		             $107.64			          $    1,388,146

A. Kumar                			$107.64			          $    1,156,789

<F1>	There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which cannot be predicted accurately.

<F6>	Fair market value of stock at end of actual option term (ten years), assuming annual compounding at the stated value.

<F7>	Total dollar gains based on assumed annual rates of
appreciation and calculated on 56,000,000 outstanding shares.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                  				Shares Acquired		         Value
Name				              on Exercise (#)		         Realized($)<F1>
____				              _______________		         _______________

W. H. Waltrip       		     0		                  $      0

D. E. Gill		               0	                   $      0

W. M. Carpenter	           0		                  $      0

J. T. Holmes		        10,746				                $124,737

J. C. Foster		             0			                	$      0

A. Kumar		           	     0		                		$      0


<F1> Market Value of Company's Common stock at date of exercise or year-end, minus the exercise price.


Aggregated Option/SAR Exercises in Last
Fiscal Year and FY-End Option/SAR Values


                     			Number of
			                     Securities		           Value of
			                     Underlying	           	Unexercised,
			                     Unexercised	          	In-the-Money
			                     Options/SARs		         Options/SARs
			                     at FY-End (#)		        at FY-End ($)

                     			Exercisable/		         Exercisable/
Name			                 Unexercisable		        Unexercisable<F1>
____			                 _____________		        ________________


W. H. Waltrip	           11,211			             $ 19,757
			                           0	 	         	   $      0

D.E. Gill		             328,762	          		   $605,518
			                     177,944			             $ 75,693

W.M. Carpenter	               0		          	   $      0
			                     122,201          			   $334,378

J.T. Holmes            	 68,082		          	   $142,263
			                      42,000			             $ 15,356

J.C. Foster	             24,934	          		   $ 30,181
			                      30,338          			   $  7,313

A. Kumar		               32,260	          		   $ 72,310
                     			 29,590			             $  9,425


<F1>	Market value of Company's Common stock at date of exercise
or year end, minus the exercise price.


Long-Term Incentive Plan Awards in Last Fiscal Year <F1>


                      				Number of			       Performance or
				                      Shares, Units		    Other Period
				                      or Other        			Until Maturation
Name				                  Rights (#)<F1>		   of Payout
____				                  _____________		    ________________

D. E. Gill<F2>		          55,400			          3 years

W. M. Carpenter	           9,120			          3 years

J. T. Holmes		            16,710			          3 years

J. C. Foster		             9,980		          	3 years

A. Kumar			               11,120	          		3 years


<F1>	These grants will vest on successive December 15ths
following achievement of stock performance of $40, $45 and $50 on 20 of 30 consecutive trading days. Only one-third of the grant may vest in any fiscal year.

<F2>	The vesting of Mr. Gill's grants was accelerated upon his
retirement and the amount of the award is included in the "all other compensation" section of the Summary Compensation Table.


Long Term Incentive Plan Awards in Last Fiscal Year <F1>

                      					Estimated Future Payouts
					                      Under Non-Stock Price Based Plans
                      					_________________________________

	                       			Threshold		    Target	    Maximum
Name					                  ($ or #)		     ($ or #)  	($ or #)
____					                  _________		    ________	  ________

D.E. Gill		    shares 	    N/A			         N/A		      N/A

W.M. Carpenter	shares 	    N/A			         N/A	      	N/A

J.T. Holmes	   shares 	    N/A			         N/A      		N/A

J.C. Foster	   shares 	    N/A		         	N/A		      N/A

A. Kumar		     shares 	    N/A	         		N/A      		N/A


<F1>	These grants will vest on successive December 15ths
following achievement of stock performance of $40, $45 and $50 on 20 of 30 consecutive trading days. Only one-third of the grant may vest in any fiscal year.


[Comparison of Five-Year Cumulative Total Shareholder Return
Table]

Graph required by 402(l) of Regulation S-K containing the data points and data set forth in the chart below.

Comparison of Five-Year Cumulative Total Shareholder Return<F1>
December 1990 through December 1995
                                						S&P Health
						                                Care Composite
Date			          Bausch & Lomb	       Group		             S&P 500
December 1990	   $100.00		            $100.00		           $100.00
December 1991	   $165.96		            $153.94		           $130.34
December 1992	   $158.44	            	$128.94	           	$140.25
December 1993	   $151.61		            $118.12	           	$154.32
December 1994	   $102.72		            $133.66	           	$156.42
December 1995	   $123.27		            $209.81	           	$214.99

<F1>  Assumes $100 invested on last day of December 1990.
Dividends are reinvested quarterly.

The Standard & Poor's Health Care Composite Group consists of the following companies:
Abbott Laboratories
Allergan Incorporated
Alza Corporation
American Home Products Corporation
Amgen Inc.
Bard (C. R.) Inc.
Bausch & Lomb Incorporated
Baxter International Inc.
Becton Dickinson and Company
Beverly Enterprises, Inc.
Biomet, Inc.
Boston Scientific Corp.
Bristol-Myers Squibb Company
Columbia/HCA Healthcare VTG
Community Psychiatric Centers
Eli Lilly and Company
Johnson & Johnson
Mallinckrodt Group Inc.
Manor Care, Inc.
Medtronic, Inc.
Merck & Co., Inc.
Pfizer, Inc.
Pharmacia & Upjohn Inc.
St. Jude Medical, Inc.
Schering-Plough Corporation
Tenet Healthcare Corp.
U.S. Surgical Corp.
Warner-Lambert Company

Defined Benefit Retirement Plans

Under the Company's Retirement Benefits Plan, all employees of the Company and of certain subsidiaries who have reached age 21 and have at least one year of service are participants. Employees are permitted to make additional contributions as set forth in the Plan. Monthly benefits paid under the Plan are based on employee earnings as defined in the Plan, Social Security Covered Compensation, and credited years of service at the time of retirement. Noncontributing employees accrue benefits at the rate of 1.25% of their earnings up to Social Security Covered Compensation, and contributing employees additionally accrue a benefit of 1.55% of their earnings over Social Security Covered Compensation. Benefits vest after five years of service as defined in the Plan. Benefits for all years prior to 1991 are based on earnings during the five-year period 1986 through 1990. Assuming continued employment to normal retirement age, the estimated annual benefits payable upon retirement at normal retirement age for each of the eligible individuals named in the Summary Compensation Table are as follows: Messrs. Holmes and Kumar, who are contributing participants, $66,323 and $53,385, respectively. Mr. Gill, who retired in early 1996, has an annual benefit of $3,086.

In addition, the Company maintains a separate Retirement Benefit Restoration Plan which provides eligible employees additional retirement benefits which would otherwise be provided under the Retirement Benefits Plan but are excluded from that Plan by specific federal regulatory limitations. Mr. Kumar is a vested participant under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefits payable to him from this Plan upon retirement at normal retirement age is $134,601.

Mr. Foster participates in the Charles River Laboratories, Inc. Pension Plan, which is similar to the Company's Retirement Benefits Plan described above, except that employees do not contribute to the Charles River Plan, and benefits accrue at the rate of 1.125% of the employee's final five-year average compensation. Assuming continued employment to normal retirement age, the estimated annual benefit payable upon retirement to Mr. Foster is $67,800.

The Company maintains three Supplemental Executive Retirement Plans ("SERP"), under which officers may become eligible for retirement benefits in addition to those provided under the Company's Retirement Benefits Plan. In addition, the Company's subsidiary, Charles River Laboratories, Inc., maintains a separate Supplemental Executive Retirement Plan, which is discussed below. No officer is eligible to participate in more than one Company SERP, and the officers named in the Summary Compensation Table are each participants in one of the SERPs described below. Participants who vest under SERP I or II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average compensation. The percentage used is a function of age at retirement: 32% at age 55 (or in the case of SERP I, age 55 or below), and up to 60% at age 62. For SERP III, benefits are based on a rate of 0.5% of final average compensation for each year of officer service with a limitation that total retirement benefits payable from this Plan are restricted to a maximum which, in total with benefits provided by other Company plans, does not exceed 60% of final average earnings. A limited retirement benefit also vests upon the completion of either one or five years of designated service, depending on the plan, and the plans provide for the payout of the net present value of all benefits in the event of a change in control of the Company.

Mr. Holmes has vested under SERP I and Mr. Kumar has vested under SERP III. The anticipated benefits payable to eligible participants under SERP I are funded through trusts established for these purposes, and SERP I provides for the reimbursement to vested participants in that plan of tax liabilities associated with funding their trusts. The estimated annual after-tax benefits payable at normal retirement age for Mr. Holmes under SERP I is $118,416. The estimated pre-tax benefit payable at normal retirement age for Mr. Kumar under SERP III is $101,123. As a result of his special arrangement, as described on page 36, Mr. Gill will receive annual amended SERP I after-tax benefits of $577,740.

Mr. Foster is fully vested in an Executive Life/Supplemental Retirement Income Plan maintained by Charles River Laboratories, Inc. This Plan is funded through insurance policies purchased on the participants' lives. Annual benefits under this Plan will equal a percentage of final average compensation, less amounts payable under Charles River's Pension Plan and an offset for Social Security benefits received by the participant. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. Participants vest as to 50% of the total benefit after five years of designated service, with a 10% incremental increase in vesting percentage for each year thereafter. The estimated pre-tax benefit payable at normal retirement age under this Plan for Mr. Foster is $361,300.


Related Transactions and Employment Contracts

In connection with Class B shares purchased under the Company's Stock Incentive Plans, the Company may loan the participant an amount equal to the full amount of the purchase price of those shares, in which case the shares are deposited with the Company as collateral for the loan. The rate of interest on loans to participants is the lesser of (i) the applicable federal rates announced monthly by the Internal Revenue Service pursuant to
Section 1274(d) of the Internal Revenue Code of 1986, or (ii) 6% (if made between July 1, 1975 and June 30, 1981), or 9% (if made after June 30, 1981). To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time since December 31, 1994 for each of the individuals named in the preceding compensation tables was as follows: Mr. Gill, $510,560; Mr. Holmes, $672,940; Mr. Foster, $181,777; and all executive officers and directors as a group, $3,149,264. As of February 27, 1996, the outstanding amount of such indebtedness was as follows: Mr. Holmes, $672,940; Mr. Foster, $179,920; and all executive officers and directors as a group, $2,644,116.

The Company has entered into agreements, for an indefinite term, with all persons named in the Summary Compensation Table. Each agreement provides that, in the event of a change in control (as defined in the agreements) which is followed within three years by (i) termination of the officer's employment, (ii) a downgrading of the officer's position, or (iii) voluntary termination under circumstances specified in the agreements, the officer will be entitled to: (a) salary and pro rata bonus then due; and (b) a lump sum separation payment equal to three times annual base salary and bonus as determined under the agreements. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to three additional years. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.

Employment Contracts, Termination of Employment and Change of
Control Arrangements

In December 1995, Daniel E. Gill announced his retirement as Chairman and Chief Executive Officer of the Company. In recognition of Mr. Gill's 17 years of service and his leadership in transforming the Company into an internationally recognized leader in the fields of healthcare and optics, as well as his undertakings to consult with the Company on certain matters and to refrain from competing with the Company's businesses, the Board approved a special retirement arrangement for Mr. Gill which included a transition payment of $2,588,167 based principally on projected salary continuation through June 1998 and accelerated vesting of 43,600 previously awarded restricted stock grants valued at $1,733,100. The vesting of all unvested stock options was accelerated to January 31, 1996. Based on Mr. Gill's average final compensation of $1,604,833, the cost of the acceleration of the amended SERP I benefit to a 60% after-tax benefit is $1,881,732. In determining final average compensation for purposes of SERP I, 1995 compensation was deemed to include an additional amount equal to approximately one month of the transition payment. In addition, Mr. Gill received other transition benefits in the amount of $256,350. The after-tax cost to the Company relating to Mr. Gill's retirement package was approximately $4 million.


Appointment of Independent Accountants
(Proxy Item 2)

The Board of Directors has unanimously approved and voted to recommend to shareholders that Price Waterhouse LLP be appointed as independent accountants of the Company for 1996. They have been independent accountants of the Company since 1927. A representative of Price Waterhouse LLP plans to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to questions.


Annual Retainer Stock Plan for Non-Employee Directors
(Proxy Item 3)

On February 27, 1996, the Board of Directors of the Company approved for submission to the shareholders at the 1996 annual meeting the Annual Retainer Stock Plan for Non-Employee Directors (the "Plan"). The Plan is intended to align the economic interests of the Company's non-employee directors more closely with those of its shareholders. The Plan provides that one-half of the annual retainer for non-employee directors which has previously been paid entirely in cash shall be paid in the form of Company Common Stock. The following summary describes the material features of the Plan. This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Exhibit A.

Material Features of the Plan

Beginning with the annual meeting in 1996, each non-employee director will receive an annual retainer of $30,000, in addition to separate fees for attendance at meetings of the Committees of the Board. Should the Plan be adopted, the directors would be paid each year an annual cash retainer (the "Annual Cash Retainer") which for 1996 would be $15,000, or one-half of the annual retainer of $30,000 the directors would otherwise have received, and a grant of shares of the Company's Common Stock equal in value to the Annual Cash Retainer ($15,000 for 1996) (such grant the "Stock Retainer"). For purposes of the Plan, the annual stock retainer shall not be increased more than once every three years. A maximum of 100,000 shares of Common Stock may be paid in the form of stock retainers under the Plan, subject to customary anti-dilution adjustment.

Each individual who is a director on the Effective Date and each individual who becomes a director thereafter during the term of the Plan, shall be a participant ("Participant") in the Plan, during such period as such individual remains a director and is not an employee of the Company or any of its subsidiaries.

The number of shares of Common Stock paid to each Participant as the Stock Retainer for a given Plan Year shall be determined by dividing (i) the Annual Cash Retainer amount for such Participant for such Plan year by (ii) the fair market value of the Company's Common Stock on a specified date, as defined in the Plan, and then rounding to the nearest whole share. The Stock Retainer shall be payable immediately following the annual meeting each year, provided that the Stock Retainer payable to any person who becomes a Participant other than at the Company's annual meeting, whether by appointment or election as a director or by change in status from a full-time employee, shall be credited on the date such person first becomes a Participant. The shares granted under the Plan may be treasury shares or shares purchased in the open market.

The proposed number of shares that would be granted in 1996 under the Plan is not presently determinable. Assuming a stock price of $39.125 (Fair Market Value as defined in the Plan of a share of Common Stock on a hypothetical grant date of February 27,
1996), the following table sets forth the number of shares that would be automatically granted under the Plan to non-employee directors individually and as a group in fiscal 1996.

BENEFITS UNDER PROPOSED NEW PLAN

NAME OF NON-EMPLOYEE DIRECTORS			NUMBER OF SHARES

Franklin E. Agnew			             				  383
William Balderston III						           383
Bradford B. Boss							                383
Ruth R. McMullin							                383
John R. Purcell							                 383
Linda Johnson Rice							              383
Alvin W. Trivelpiece						             383
Kenneth L. Wolfe							                383

All current non-employee						       3,064
  directors as a group (eight
  persons)

Pursuant to the Plan, a Participant may make an annual election, which election shall remain in effect for each subsequent Plan Year unless changed, to defer delivery of the Stock Retainer until (a) three years from the date of the annual meeting for which it was originally payable, (b) the date on which the Participant ceases to be a director for any reason (the "Departure Date") payable in a lump sum, or (c) the Departure Date, payable in five equal annual installments commencing on the Departure Date. Such election shall be made no later than six months prior to the Plan Year in which it is to be effective, and no more than one deferral election or change thereof may be made in any Plan Year. Shares so deferred shall be credited to accounts established for each Participant for this purpose, and a director's account will be credited with dividends and other distributions paid on the Common Stock based on the number of shares credited to such account when such dividend or distribution is paid. No Common Stock received by a Participant pursuant to the Plan may be sold until at least six months after the date of grant.

The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, that a Participant make arrangements satisfactory to the Plan Committee, as defined in the Plan, for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

The Company shall not be required to issue or deliver certificates for Common Stock under the Plan prior to listing or registration thereof, as defined in the Plan, or prior to obtaining any necessary consent or approval from a state or federal government agency.

The Plan provides for certain adjustments to the deferred stock accounts of a Participant in the event of any change in the capitalization of the Company or certain corporate transactions. Upon a change of control, as defined in the Plan, the shares in the deferred stock accounts would become immediately deliverable.


Shareholder Proposals

In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the Company at its principal executive offices not later than the close of business on December 12, 1996.


Other Matters

The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at this meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

The Company has purchased insurance from the Chubb Group, American International Group, Zurich Insurance and Aetna insuring the Company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the Company. This insurance was renewed effective January 30, 1996 for a period of one year at a cost of $680,000.

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telefax or similar transmission. The Company has retained Georgeson & Co. to aid in the solicitation of proxies for shares held of record by banks, brokers and other custodians, nominees and fiduciaries. The Company will pay Georgeson & Co. an anticipated fee of $10,000, plus expenses, for these services, and will also reimburse such record holders for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

According to rules of the Securities and Exchange Commission ("SEC"), the information presented in this proxy statement under the captions "Report of the Committee on Management" and "Comparison of Five-Year Cumulative Total Shareholder Return" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

April 11, 1996

EXHIBIT A

BAUSCH & LOMB INCORPORATED ANNUAL RETAINER STOCK PLAN FOR NON-
EMPLOYEE DIRECTORS


1.  INTRODUCTION

	This plan shall be known as the "Bausch & Lomb Annual Retainer Stock Plan For Non-Employee Directors" and is hereinafter referred to as the "Plan". The purposes of the Plan are to enable Bausch & Lomb Incorporated, a New York corporation (the "Company"), to promote the interests of the Company and its shareholders by attracting and retaining non-employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders, by paying half of what heretofore had been their annual cash retainer in the form of shares of the Company's Common Stock, par value $.40 per share (the "Common Stock").

2.  DEFINITIONS

	The following terms shall have the meanings set forth below:

"Annual Meeting" means an annual meeting of the shareholders of the Company.

The "Annual Cash Retainer Amount" for a Participant means the dollar amount of the annual cash retainer payable to the Participant for service on the Board for the Plan Year or the portion of the Plan Year during which he or she is a Participant; provided that, for these purposes only, such dollar amount shall not be increased more than once every three years. The Annual Cash Retainer Amount for the first Plan Year shall be $15,000, which is one-half the retainer amount that would be paid in cash to Directors for service on the Board during the year commencing with the annual meeting in 1996, absent the Plan.

The "Board" means the Board of Directors of the Company.

"Change of Control" has the meaning set forth in Section 12(d).

The "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

The "Committee" means the committee that administers the Plan, as more fully defined in Section 13.

"Common Stock" has the meaning set forth in Section 1.

The "Company" has the meaning set forth in Section 1.

"Deferral Election" has the meaning set forth in Section 6.

"Deferred Stock Account" means a bookkeeping account maintained by the Company for a Participant representing the Participant's interest in the shares credited to such Deferred Stock Account pursuant to Section 7.

"Delivery Date" has the meaning set forth in Section 6.

"Director" means an individual who is a member of the Board of Directors of the Company.

The "Dividend Equivalent" for a given dividend or other distribution means a number of shares of Common Stock having a Fair Market Value, as of the record date for such dividend or distribution, equal to the amount of cash, plus the fair market value on the date of distribution of any property, that is distributed with respect to one share of Common Stock pursuant to such dividend or distribution; such fair market value to be determined by the Committee in good faith.

The "Effective Date" has the meaning set forth in Section 3.

The "Exchange Act" has the meaning set forth in Section 13(b).

The "Fair Market Value" means the mean between the highest and lowest reported sales prices of the Common Stock on the NYSE Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ on the last trading day prior to the date with respect to which the Fair Market Value is to be determined.

"Participant" has the meaning set forth in Section 4.

"Payment Time" means the time when a Stock Retainer is payable to a Participant pursuant to Section 5 (without regard to the effect of any Deferral Election).

"Plan Year" means the period from the date of an annual meeting through the day immediately preceding the date of the next annual meeting.

"Stock Retainer" has the meaning set forth in Section 5.

"Third Anniversary" has the meaning set forth in Section 6.

The "Valuation Date" for a Stock Retainer means the date of the annual meeting that begins the Plan Year with respect to which such Stock Retainer is payable; provided that, if a person becomes a Participant on a day other than the date of an annual meeting, that day shall be the "Valuation Date" for such Participant for the Plan Year in which that day occurs.

3.  EFFECTIVE DATE OF THE PLAN

	The Plan shall be effective as of the date of the annual meeting that occurs in 1996 (the "Effective Date"), provided that it is approved by the shareholders at such annual meeting.

4.  ELIGIBILITY

	Each individual who is a Director on the Effective Date and each individual who becomes a Director thereafter during the term of the Plan, shall be a participant ("Participant") in the Plan, in each case during such period as such individual remains a Director and is not an employee of the Company or any of its subsidiaries. Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and a Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

5.  GRANTS OF SHARES

	Commencing on the Effective Date, one-half of the amount that had prior to the Effective Date been paid in cash to each Participant for service on the Board shall instead be payable in shares of Common Stock (the "Stock Retainer") pursuant to this Plan. The number of shares of Common Stock paid to each Participant as the Stock Retainer for a given Plan Year shall be determined by dividing (i) the Annual Cash Retainer Amount for such Participant for such Plan Year by (ii) the Fair Market Value on the Valuation Date, and then rounding to the nearest whole share. The Stock Retainer shall be payable immediately following the Company's annual meeting, provided that the Stock Retainer payable to any person who becomes a Participant following the Company's annual meeting, whether by appointment or election as a Director or by change in status from a full-time employee, shall be payable on the date such person first becomes a Participant. Shares of Common Stock credited to a Deferred Stock Account pursuant to Section 7 shall be delivered pursuant to Section 8 hereof.

6.  DEFERRAL ELECTION

	From and after the Effective Date, a Participant may make an election (a "Deferral Election") on an annual basis to defer delivery of the Stock Retainer for the subsequent Plan Year, specifying which one of the following ways the Stock Retainer is to be delivered: (a) on the date which is three years after the date of the annual meeting for which it was originally payable
(the "Third Anniversary"), (b) on the date upon which the Participant ceases to be a Director for any reason (the
"Departure Date") or (c) in five equal annual installments commencing on the Departure Date (the "Third Anniversary" and the "Departure Date" each being referred to herein as a "Delivery Date"). Such Deferral Election shall remain in effect for each subsequent Plan Year unless changed, provided that, any Deferral Election with respect to a particular Plan Year may not be changed less than six months prior to the beginning of such Plan Year and provided, further, that no more than one Deferral
Election or change thereof may be made in any Plan Year.

	Any Deferral Election and any change or revocation thereof shall be made by delivering written notice thereof to the Committee no later than six months prior to the beginning of the Plan Year in which it is to be effected; provided that, with respect to the Plan Year beginning on the Effective Date, any Deferral Election or revocation thereof must be delivered no later than the close of business on the 30th day prior to the 1996 annual meeting.

7.  DEFERRED STOCK ACCOUNTS

	The Company shall maintain a Deferred Stock Account for each Participant who makes a Deferral Election to which shall be credited, as of the applicable Payment Time, the number of shares of Common Stock payable pursuant to the Stock Retainer to which the Deferral Election relates. So long as any amounts in such Deferred Stock Account have not been delivered to the Participant under Section 8, each Deferred Stock Account shall be credited as of the payment date for any dividend paid or other distribution made with respect to the Common Stock, with a number of shares of Common Stock equal to (a) the number of shares of Common Stock shown in such Deferred Stock Account on the record date for such dividend or distribution multiplied by (b) the Dividend
Equivalent for such dividend or distribution.

8.  DELIVERY OF SHARES

	(a) The shares of Common Stock in a Participant's Deferred Stock Account with respect to any Stock Retainer for which a Deferral Election has been made (together with dividends attributable to such shares credited to such Deferred Stock Account) shall be delivered in accordance with this Section 8 as soon as practicable after the applicable Delivery Date. Except with respect to a Deferral Election pursuant to Section 6(c), such shares shall be delivered at one time; provided that, if the number of shares so delivered includes a fractional share, such number shall be rounded to the nearest whole number of shares.
If the Participant has in effect a Deferral Election pursuant to
Section 6(c), then such shares shall be delivered in five equal annual installments (together with dividends attributable to such shares credited to such Deferred Stock Account), with the first such installment being delivered on the first anniversary of the Delivery Date; provided that, if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share. If any such shares are to be delivered after the Participant has died or become legally incompetent, they shall be delivered to the Participant's estate or legal guardian, as the case may be, in accordance with the foregoing; provided that, if the Participant dies with a Deferral Election pursuant to Section 6(c) in effect, the Committee shall deliver all remaining undelivered shares to the Participant's estate immediately. References to a Participant in this Plan shall be deemed to refer to the Participant's estate or legal guardian, where appropriate.

	(b) The Company may, but shall not be required to, create a grantor trust or utilize an existing grantor trust (in either case, the "Trust") to assist it in accumulating the shares of Common Stock needed to fulfill its obligations under this Section
8. However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under the Plan shall be as general creditors of the Company, unaffected by the existence or nonexistence of the Trust, except that deliveries of Stock Retainers to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Company's obligations under this Section 8.

9.  SHARE CERTIFICATES; VOTING AND OTHER RIGHTS

	The certificates for shares delivered to a Participant pursuant to Section 8 above shall be issued in the name of the Participant, and from and after the date of such issuance the Participant shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares issued in his or her name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

10.  GENERAL RESTRICTIONS

	(a) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

	(i)		Listing or approval for listing upon official
notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be a market for the Common Stock;

	(ii)		Any registration or other qualification of such
shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, upon the advice of counsel, deem necessary or advisable; and

	(iii)	Obtaining any other consent, approval, or permit
from any state or federal governmental agency which the Committee shall, after receiving the advice of counsel, determine to be necessary or advisable.

	(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for the Participants.

	(c)	No Common Stock received by a Participant pursuant to
the Plan may be sold until at least six months after the Payment
Date for such Common Stock.

11.  SHARES AVAILABLE

	Subject to Section 12 below, the maximum number of shares of Common Stock which may in the aggregate be paid as Stock
Retainers pursuant to the Plan is 100,000.  Shares of Common
Stock issuable under the Plan may be taken from treasury shares of the Company or purchased on the open market.

12.  ADJUSTMENTS; CHANGE OF CONTROL

	(a) In the event that there is, at any time after the Board adopts the Plan, any change in corporate capitalization, such as a stock split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, or recapitalization, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other extraordinary distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company (each of the foregoing a "Transaction"), in each case other than any such Transaction which constitutes a Change of Control (as defined below), (i) the Deferred Stock Accounts shall be credited with the amount and kind of shares or other property which would have been received by a holder of the number of shares of Common Stock held in such Deferred Stock Account had such shares of Common
Stock been outstanding as of the effectiveness of any such Transaction, (ii) the number and kind of shares or other property subject to the Plan shall likewise be appropriately adjusted to reflect the effectiveness of any such Transaction and (iii) the Committee shall appropriately adjust any other relevant provisions of the Plan and any such modification by the Committee shall be binding and conclusive on all persons.

	(b) If the shares of Common Stock credited to the Deferred Stock Accounts are converted pursuant to Section 12(a) into another form of property, references in the Plan to the Common Stock shall be deemed, where appropriate, to refer to such other form of property, with such other modifications as may be required for the Plan to operate in accordance with its purposes. Without limiting the generality of the foregoing, references to delivery of certificates for shares of Common Stock shall be deemed to refer to delivery of cash and the incidents of ownership of any other property held in the Deferred Stock Accounts.

	(c) In lieu of the adjustment contemplated by Section 12(a), in the event of a Change of Control, the following shall occur on the date of the Change of Control: (i) the shares of Common Stock held in each Participant's Deferred Stock Account shall be deemed to be issued and outstanding as of the Change of Control; (ii) the Company shall forthwith deliver to each Participant who has a Deferred Stock Account all of the shares of Common Stock or any other property held in such Participant's Deferred Stock Account; and (iii) the Plan shall be terminated.

	(d) For purposes of this Plan, Change of Control shall mean any of the following events:

		(i)		The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))
(a "Person") of beneficial ownership (within the meaning of Rule
13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");
provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company

(excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (a), (b) and
(c) of paragraph (iii) of this Section 12(d) are satisfied; or

		(ii)		Individuals who, as of the date hereof,
constitute the Board of Directors of the Company (the "Board" and, as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

		(iii)	Approval by the shareholders of the Company
of a reorganization, merger, binding share exchange or consolidation, unless, following such reorganization, merger, binding share exchange or consolidation (a) more than 60% of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company
Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

		(iv)		Approval by the shareholders of the Company
of (a) a complete liquidation or dissolution of the Company or
(b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company
Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding
Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding
Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Incumbent
Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

13.  ADMINISTRATION; AMENDMENT AND TERMINATION

	(a) The Plan shall be administered by a committee consisting of three members who shall be the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President - Human Resources or such other senior executive officers or other directors who are not Participants as may be designated by the Chief Executive Officer (the "Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

	(b) The Board may from time to time make such amendments to the Plan, including to preserve or come within any exemption from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as it may deem proper and in the best interest of the Company without further approval of the Company's stockholders, provided that, to the extent required under New York law or to qualify transactions under the Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Plan shall be adopted without further approval of the Company's stockholders and, provided, further, that if and to the extent required for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act, no amendment to the Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of Common Stock hereunder other than to comport with changes in the Internal
Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.

	(c) The Board may terminate the Plan at any time by a vote of a majority of the members thereof.

	(d) Notwithstanding any other provision of the Plan, neither the Board nor the Committee shall be authorized to exercise any discretion with respect to the selection of persons to receive shares or credits of shares of Common Stock under the Plan or concerning the amount or timing of such receipt or credits under the Plan, and no amendment or termination of the Plan shall adversely affect the interest of any Participant in shares previously credited to such Participant's Deferred Stock Account without that Participant's express written consent.

14.  MISCELLANEOUS

	(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders or to limit the rights of the shareholders to remove any Director.

	(b) The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, that a Participant make arrangements satisfactory to the Committee for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

15.  GOVERNING LAW

	The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New
York.